Exhibit 10.2

EXECUTION VERSION

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036	CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	MUFG 1221 Avenue of the Americas New York, NY 10020

August 9, 2017

Project Chess

Bridge Commitment Letter

vantiv, LLC

8500 Governors Hill Drive

Symmes Township, Ohio 45249

Attention: Stephanie Ferris

Ladies and Gentlemen:

You have advised each of Morgan Stanley Senior Funding, Inc. and/or an affiliate thereof (“Morgan Stanley”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., a member of MUFG, a global financial group (“MUFG” and, together with Morgan Stanley and Credit Suisse, the “Commitment Parties”, “us” or “we”) that you intend to acquire, directly or indirectly, all of the outstanding equity interests of the entity previously identified to us as “Knight” (the “Target”) and to consummate the other transactions described on Exhibit A hereto.

1. Commitments.

In connection with the Transactions contemplated hereby, each of Morgan Stanley, CS and MUFG (each an “Initial Lender” and, together with any other Initial Lender appointed as described in Section 2 below, collectively, the “Initial Lenders”) hereby commits, on a several, but not joint, basis to provide the percentage of the entire principal amount of the Bridge Facility set forth opposite such Initial Lender’s name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of Section 2 of this Bridge Commitment Letter) (i) upon the terms set forth or referred to in this letter, the Transaction Summary attached as Exhibit A hereto and the Summary of Terms and Conditions attached as Exhibit B hereto, as applicable and (ii) the initial funding of which is subject only to the conditions set forth on Exhibit C hereto (such Exhibits A through C, including the annexes thereto, the “Term Sheets” and, together with this letter, collectively, this “Bridge Commitment Letter”); it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with any other terms of this Bridge Commitment Letter or the Bridge Loan Documentation.

2. Titles and Roles.

You hereby appoint Morgan Stanley, Credit Suisse and MUFG to act as joint lead arrangers and joint bookrunners for each of the Bridge Facility (in such capacity, the “Lead Arrangers”), on the terms and subject to the conditions set forth or referred to in this Bridge Commitment Letter. It is agreed that Morgan Stanley will act as sole administrative agent for the Bridge Facility. Each of Morgan Stanley, Credit Suisse and MUFG, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. It is agreed that Morgan Stanley will have “left” placement and Credit Suisse and MUFG will have “immediate right” placement on any and all marketing materials or other documentation used in connection with the Bridge Facility and Morgan Stanley will have the role and responsibilities conventionally associated with such “left” placement.

You agree that no other agents, co-agents, lead arrangers, bookrunners, managers or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated in this Bridge Commitment Letter and in the Bridge Facility Fee Letter dated the date hereof and delivered in connection herewith (the “Fee Letter”)) will be paid to obtain the commitments of the Lenders under the Bridge Facility unless you and we shall so agree; provided, that we may appoint any entity listed on Schedule 2 hereto (or their respective affiliates) as an additional agent, co-agent, lead arranger, bookrunner, manager or arranger and may award any other title to any such entity (each, an “Additional Agent”) in a manner and with economics determined by the Commitment Parties in consultation with you, and the Borrower hereby consents to each such appointment or award; provided, further, that (A) each such Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to the Bridge Facility that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates) and Schedule 1 hereto shall be automatically amended accordingly and (B) to the extent we appoint (or confer titles on) any Additional Agent in respect of the Bridge Facility, the economics allocated to, and the commitment amounts of, the Lead Arrangers and their affiliated Commitment Parties in respect of such Bridge Facility will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agent (or its affiliate), in each case upon the execution and delivery by such Additional Agent of customary joinder documentation reasonably acceptable to you and us and, thereafter, such Additional Agent shall constitute a “Commitment Party,” an “Initial Lender” and an “Arranger” (notwithstanding any different title awarded, as applicable, under this Commitment Letter and under the Fee Letter).

3. Syndication.

We intend to syndicate the Bridge Facility to a group of lenders identified by the Lead Arrangers in consultation with you and reasonably acceptable to you, such consent not to be unreasonably withheld or delayed (such lenders, together with the Initial Lenders, the “Lenders”); it being understood that we will not syndicate to those persons that are (i) competitors of the Borrower and its subsidiaries or the Target identified by you in writing to the Lead Arrangers prior to the date of their execution of this Bridge Commitment Letter and (ii) otherwise identified by you in writing to the Lead Arrangers prior to the date of their execution of this Bridge Commitment Letter (the persons described in clauses (i) and (ii) and any person that is a readily identifiable affiliate thereof (including funds managed or advised by such person, but excluding, in the case of clause (i), any affiliate of such person that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course (other than in distressed situations) and with respect to which such person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity), collectively, the “Disqualified Institutions”); provided, that the Borrower, upon reasonable notice to the Lead Arrangers (or, after the Closing Date, to the Agent) after the date hereof, shall be permitted to supplement in writing the list of persons that are Disqualified Institutions to the extent such supplemented person becomes a competitor or is or becomes an affiliate of a competitor of you or your subsidiaries, which

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supplement shall be in the form of a list provided to the Lead Arranger or Agent, as applicable, but which supplementation shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Bridge Facility. Notwithstanding any other provision of this Bridge Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by any Initial Lender (other than in connection with any assignment to an Additional Agent, and upon designation of such Additional Agent as an Initial Lender pursuant to the immediately preceding paragraph, in respect of the amount allocated to such Additional Agent), (a) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Bridge Facility on the Closing Date) in connection with any syndication, assignment or other transfer until after the initial funding of the Bridge Facility on the Closing Date, (b) no such syndication, assignment or other transfer shall become effective (as between us and you) with respect to any portion of the Initial Lenders’ commitments in respect of the Bridge Facility until the initial funding of the Bridge Facility on the Closing Date and (c) unless the Borrower agrees in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

The Lead Arrangers intend to commence syndication efforts promptly and from the date of your acceptance of this Bridge Commitment Letter until the earlier to occur of (x) a Successful Syndication (as defined in the Fee Letter) and (y) the date that is 60 days after the Closing Date (such period, the “Syndication Period”), you agree to assist the Lead Arrangers in completing a syndication that is reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (a) using your commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships, (b) facilitating direct contact between appropriate members of senior management of the Borrower, on the one hand, and the proposed Lenders, on the other hand (and using your commercially reasonable efforts to ensure such contact between non-legal advisors of the Borrower, on the one hand, and the proposed Lenders, on the other hand), in all cases at times and locations to be mutually agreed upon, (c) your providing projections of the Borrower and its Subsidiaries for the fiscal years 2018 through 2022 (on an annual basis) and for the four fiscal quarters beginning with the first fiscal quarter of 2018, (d) your assistance in the preparation of a customary confidential information memorandum (the “CIM”) and other customary marketing materials to be used in connection with the syndication of the Bridge Facility, (e) the hosting, with the Lead Arrangers and appropriate members of senior management of the Borrower, of meetings (or, if you and we shall agree, conference calls in lieu of any such meeting) of prospective Lenders (limited to one “bank meeting”, unless otherwise deemed reasonably necessary by the Lead Arrangers) at times and locations to be mutually agreed, (f) during the Syndication Period (and, if later, until the Closing Date), your ensuring that there is no competing issuance of debt for borrowed money by or on behalf of the Borrower or its subsidiaries announced, offered, placed or arranged (other than the Bridge Facility (and any loans made thereunder) and the transactions contemplated by that certain Commitment Letter dated as of the date hereof by and among the parties hereto related to the backstop credit facilities and incremental term term B commitments), in each case that could reasonably be expected to materially impair the primary syndication of the Bridge Facility, without the consent of the Lead Arranger (it being understood and agreed that Permitted Surviving Debt will not materially impair the primary syndication of the Bridge Facility) and (g) your using commercially reasonable efforts to obtain, prior to the commencement of syndication, public corporate credit or corporate family ratings, as applicable, for the Borrower and public ratings for the Bridge Facility and Notes from each of Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings (“S&P”). Notwithstanding anything to the contrary contained in this Bridge Commitment Letter or the Fee Letter, neither the commencement nor the completion of the syndication of the Bridge Facility, nor the obtaining of the ratings shall constitute a condition precedent to the availability and initial funding of the Bridge Facility on the Closing Date. You will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you or your affiliates; provided that, in the event

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that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided, further, that none of the foregoing shall be construed to limit any of the Borrower’s representations and warranties or any of the conditions, in any such case, set forth in this Bridge Commitment Letter or the Bridge Loan Documentation.

The Lead Arrangers, in their capacity as such, will manage, in consultation with you (and subject to (a) your consent rights set forth in the first paragraph of this Section 3, and (b) any direction, order, guidance or advice received from the UK Takeover Panel) all aspects of the syndication, including decisions as to the selection of prospective Lenders to be approached (which may not be Disqualified Institutions) and when they will be approached, when the Lenders’ commitments will be accepted, which Lenders will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You acknowledge that the Lead Arrangers will make available customary marketing materials and presentations for a public-to-private transaction of this nature, including the CIM and the Projections (as defined below), and a customary lenders’ package and presentation for a public-to-private transaction of this nature (collectively, the “Information Materials”) to existing Lenders (as defined in the Second Amended and Restated Loan Agreement dated as of October 14, 2016 (the “Existing Credit Agreement”), by and among vantiv, LLC, a Delaware limited liability company (the “Borrower” or “you”), the various institutions from time to time party thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent) and the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain of the existing Lenders (as defined in the Existing Credit Agreement) and prospective Lenders (each, a “Public Lender” and, collectively, the “Public Lenders”) have personnel that do not wish to receive material non-public information within the meaning of the United States federal securities laws with respect to Vantiv, Inc., you, the Target, your or their respective subsidiaries, or the respective securities of any of the foregoing (“MNPI”). At the request of the Lead Arrangers, you agree to assist us in preparing an additional version of the Information Materials consisting exclusively of information and documentation with respect to Vantiv, Inc., the Borrower, the Target, your subsidiaries and the respective securities of any of the foregoing that is made publicly available by the Borrower, the Target or any parent company as a public reporting company or does not otherwise constitute MNPI (the “Public Package”). It is understood that a customary authorization letter from the Borrower will be included in the Information Materials that authorizes the distribution thereof to existing Lenders (as defined in the Existing Credit Agreement) and prospective Lenders, contains a “10b-5” representation with respect to the information set forth therein consistent with the representation set forth in Section 4 below and confirms that the Public Package does not include MNPI or any information that is not made publicly available by the Borrower, the Target or any parent company as a public reporting company, and the Public Package will contain customary language exculpating you and your affiliates, and us and our affiliates with respect to any liability related to the misuse of (or, in the case of us and our affiliates, the use of) the contents of the Information Materials. You acknowledge and agree that, in addition to the Public Package, the following documents may be distributed to all existing Lenders (as defined in the Existing Credit Agreement) and prospective Lenders, including prospective Public Lenders (except to the extent you notify us to the contrary in advance of the intended distribution thereof and provided that you have been given a reasonable opportunity to review such documents and comply with applicable legal requirements): (i) the Term Sheets, (ii) drafts and final definitive documentation with respect to the Bridge Facility, (iii) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as Lender meeting invitations, allocations and funding and closing memoranda) and (iv) notifications of changes in the terms of the Bridge Facility. You also agree, at our request, to identify Information Materials that are suitable for distribution to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”. All information that is not specifically identified as “PUBLIC” (including

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the Projections) shall be treated as being suitable only for posting to private Lenders. By identifying any Information Materials as suitable for distribution to Public Lenders (including by marking any documents, information or other data “PUBLIC”) you shall be deemed to have authorized the Commitment Parties and the potential Lenders to treat such Information Materials as not containing MNPI.

4. Information.

You hereby represent that (but with respect to the Target and its subsidiaries, only to your knowledge), (a) all written information concerning you and your subsidiaries and the Target and its subsidiaries, other than the Projections, other forward-looking information and information of a general economic or industry-specific nature, that has been or will be made available to any of us by you or any of your representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) all financial projections concerning you and your subsidiaries that have been or are hereafter made available to any of us by you or any of your representatives on your behalf in connection with the transactions contemplated hereby (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by us that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the later of the expiration of the Syndication Period and the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations were being made at such time, you will (and, with respect to the Target and its subsidiaries, use commercially reasonable efforts to) promptly supplement the Information and the Projections so that the representations in the preceding sentence remain true in all material respects; provided, that any such supplementation shall cure any breach of such representations. You understand that in arranging and syndicating the Bridge Facility we may use and rely on the Information and Projections without independent verification thereof, and we do not assume responsibility for the accuracy and completeness of the Information or the Projections.

5. Fees.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay (or cause to be paid) the fees described in the Fee Letter on the terms and subject to the conditions (including as to timing and amount) set forth therein.

6. Conditions.

Notwithstanding anything in this Bridge Commitment Letter, the Fee Letter, the Bridge Loan Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, a Lender will be obliged make available, and participate in the initial funding of, the Bridge Facility on the Closing Date if on the Closing Date:

(a)	the conditions set forth on Exhibit C hereto are satisfied, it being understood that such conditions shall be subject in all respects to the provisions of this paragraph;

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(b)	no Major Default is continuing or would result (in each case subject to any applicable grace periods which shall, for the avoidance of doubt, mirror those set forth in Section 7.1 of the Existing Credit Agreement, taking account of and being modified fully as appropriate to reflect the terms set forth in this Bridge Commitment Letter) from the proposed Certain Funds Credit Extension; and

(c)	the Borrower shall have delivered to the Administrative Agent a certificate of a financial officer certifying its compliance with paragraph (b) above as well as paragraph 7 of Exhibit C hereto.

During the Certain Funds Period (save in respect of a Lender in circumstances where, pursuant to paragraph (6) of Exhibit C hereto, that Lender is not obliged to advance a Certain Funds Credit Extension), none of the Lenders (in their capacity as such) shall be entitled to:

(a) cancel any of its Commitments in respect of the Bridge Facility;

(b) rescind, terminate or cancel Bridge Loan Documentation or any of the Bridge Facilities or exercise any similar right or remedy or make or enforce any claim under the Bridge Loan Documentation it may have to the extent to do so would prevent or limit the advance or, as the case may be, issue of a Certain Funds Credit Extension;

(c) refuse to participate in the making of a Certain Funds Credit Extension;

(d) exercise any right of set-off or counterclaim in respect of a Credit Extension to the extent to do so would prevent or limit the making of a Certain Funds Credit Extension;

(e) cancel, accelerate or cause repayment or prepayment of any amounts owing under any of the Bridge Loan Documentation or exercise any enforcement rights under any Collateral Document to the extent to do so would prevent or limit the making of a Certain Funds Credit Extension; or

(f) take any other action or make or enforce any claim (in its capacity as a Lender) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Certain Funds Credit Extension, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

Capitalized terms used in this paragraph, shall, to the extent not expressly defined in this letter, be defined in the Bridge Loan Documentation so as to mirror the corresponding terms used and defined in the Existing Credit Agreement, taking account of and being modified fully as appropriate to reflect the terms set forth in this Bridge Commitment Letter.

7. Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and their respective directors, officers, employees, partners, agents, advisors and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Bridge Commitment Letter, the Fee Letter, the Bridge Facility, the use of the proceeds thereof, the Acquisition, the Transactions or any other transactions contemplated hereby or any claim, litigation,

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investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each indemnified person within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (but limited, in the case of legal fees and expenses, to one counsel to all indemnified persons taken as a whole and, solely in the case of a conflict of interest, one additional counsel to all affected indemnified persons similarly situated, taken as a whole, and, if reasonably necessary, one local counsel and one applicable regulatory counsel in each relevant material jurisdiction to all such persons, taken as a whole (and, solely in the case of a conflict of interest, one additional local or applicable regulatory counsel in such jurisdictions to all affected indemnified persons similarly situated, taken as a whole)); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of, or material breach of this Bridge Commitment Letter or the Bridge Loan Documentation by, such indemnified person (or any of its Related Parties (as defined below)), in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) any dispute solely among indemnified persons and not arising out of any act or omission of you, any of your or its subsidiaries (other than any Proceeding against any Commitment Party solely in its capacity or in fulfilling its role as an Agent or Arranger or similar role under any credit facility), and (b) to reimburse each Commitment Party associated with the Lead Arrangers (i) on the Closing Date (to the extent an invoice therefor is received by the Invoice Date) or, if invoiced after the Invoice Date, within 30 days following receipt of the relevant invoice, or (ii) if the Closing Date has not occurred, within 30 days of receipt of an invoice, for all reasonable and documented out-of-pocket expenses (including due diligence expenses, applicable syndication expenses and travel expenses, but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel to the Commitment Parties, taken as a whole (and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant material jurisdiction to all such persons, taken as a whole)), incurred in connection with the Bridge Facility and any related documentation (including this Bridge Commitment Letter, the Fee Letter and the Bridge Loan Documentation). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the credit documentation or the Bridge Loan Documentation, as applicable, upon execution thereof and thereafter shall have no further force and effect.

No indemnified person or any other party hereto shall be liable for any damages arising from the use by others (other than such party hereto or, in the case of any indemnified person, its Related Parties) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Bridge Commitment Letter, the Fee Letter or the Bridge Loan Documentation by, such indemnified person (or any of its Related Parties) or such other party hereto, as applicable, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons, you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this Bridge Commitment Letter, the Fee Letter or the Bridge Facility (including the use or intended use of the proceeds of the Bridge Facility) or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.

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You shall not be liable for any settlement of any Proceeding effected by any indemnified person without your consent (which consent shall not be unreasonably withheld or delayed), but if any Proceeding is settled with your written consent, or if there is a final judgment against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless such indemnified person in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability.

Notwithstanding the foregoing, each indemnified person shall be obligated to refund or return any and all amounts paid by you under this Section 7 to such indemnified person for any losses, claims, damages, liabilities and expenses to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof. For purposes hereof, “Related Party” and “Related Parties” of an indemnified person mean any (or all, as the context may require) of such indemnified person’s controlled affiliates and controlling persons and its or their respective directors, officers, employees, agents, trustees and administrators.

8. Sharing of Information, Absence of Fiduciary Relationship.

Each Commitment Party, together with its respective affiliates (the “Banks”), is a full service financial firm and as such from time to time may (a) effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated hereby or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you or the Target may have competing interests. You acknowledge that the Banks have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons. The Banks may have economic interests that conflict with your economic interests and those of the Target. You acknowledge and agree that (a)(i) the arranging and other services described herein regarding the Bridge Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Banks, on the other hand, that do not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Bank, (ii) no Bank has provided any legal, accounting, regulatory or tax advice to you with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with the transactions contemplated hereby, (i) each Bank has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) no Bank has any obligation to you or your affiliates except those obligations expressly set forth in this Bridge Commitment Letter and any other agreement with you or any of your affiliates. You agree that you will not assert any claim relating to the transactions contemplated hereby against any Commitment Party based on an alleged breach of agency or fiduciary duty.

9. Confidentiality.

This Bridge Commitment Letter is entered into on the understanding that neither this Bridge Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) your subsidiaries and your and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors, in each case on a confidential basis, (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental regulatory or

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self-regulatory authority (in which case you agree, (i) to the extent permitted by law, to inform us promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Bridge Commitment Letter and/or any Fee Letter, (d) this Bridge Commitment Letter, including the existence and contents of this Bridge Commitment Letter (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of the fees payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other related disclosures) may be disclosed (i) in any syndication or other marketing materials in connection with the Bridge Facility and (ii) in connection with any public filing requirement, (e) the Term Sheets, including the existence and contents thereof (and the aggregate amount of fees payable under the Fee Letter as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), may be disclosed to any rating agency in connection with the transactions contemplated hereby, (f) after your acceptance hereof, this Bridge Commitment Letter and the Fee Letter, including the existence and contents hereof and thereof, may be shared (in consultation with the Lead Arrangers) with potential Additional Agents on a confidential basis and (g) the Term Sheets, including the existence and contents thereof (but not the Fee Letter or the contents thereof), may be disclosed (in consultation with the Lead Arrangers) to any Lenders or participants or prospective Lenders or prospective participants and, in each case, their directors (or equivalent managers), officers, employees, affiliates, independent auditors or other experts and advisors on a confidential basis. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Bridge Commitment Letter (but not in respect of the Fee Letter and its contents) on the earlier of the Closing Date and two years following the date on which you have accepted this Bridge Commitment Letter.

Each Commitment Party shall use all information received by it from, or on behalf of, you in connection with the Transactions or any related transactions contemplated hereby (including any such information obtained by it based on a review of any books and records relating to you, the Target or any of your or their respective subsidiaries or affiliates) solely for the purpose of providing the services that are the subject of this Bridge Commitment Letter and shall treat confidentially all such information and the terms and contents of this Bridge Commitment Letter and the Fee Letter and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) subject to the final proviso of this sentence, to any Lenders or participants or prospective Lenders or participants (in each case, other than a Disqualified Institution), (b) in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case, except with respect to any audit or examination conducted by bank accountants or any governmental authority exercising examination or regulatory authority, such Commitment Party shall (i) to the extent permitted by law, inform you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction (or purporting to have jurisdiction) over Commitment Party or any of its affiliates, (d) to directors (or equivalent managers), officers, employees, independent auditors or other experts and advisors (collectively, the “Representatives”) of such Commitment Party on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (e) to any of its affiliates and their Representatives on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential; provided, that such Commitment Party shall be responsible for its affiliates’ and their Representatives’ compliance with this paragraph, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in breach of this Bridge Commitment Letter, (g) to the extent such information is received

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by an Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations owing to you or any of your affiliates, (h) to the extent applicable, for purposes of establishing a “due diligence” defense, (i) subject to the final proviso of this sentence, to any direct or indirect contractual counterparty to any credit default swap or similar derivative product (other than a Disqualified Institution) and (j) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld), to Moody’s or S&P in connection with obtaining a rating required pursuant to this Bridge Commitment Letter and/or the Bridge Loan Documentation, as applicable; provided, further, that the disclosure of any such information pursuant to clauses (a) and (i) above shall be made subject to the acknowledgment and acceptance by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as set forth in the Information Materials) in accordance with our standard syndication processes or market standards for a public-to-private transaction of this nature for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof (such affirmative consent procedure shall, for the avoidance of doubt be subject to the prior consent and approval of the UK Takeover Panel). Each Commitment Party acknowledges and agrees that (a) such Commitment Party has established information barriers between such Commitment Party, its holding companies and its subsidiaries (collectively, the “Participant Group”), in each case who are responsible for (i) making decisions in relation to its or their participation in the Bridge Facility and (ii) trading, or making investment decisions in relation to, equity investments, and that those information barriers comply with the minimum standards for effective information barrier identified in Practice Statement No. 25 (“Debt Syndication During Offer Periods”) published by the Takeover Panel Executive on 17 June 2009 (the “Information Barriers”) and (b) such Commitment Party will maintain the Information Barrier, and ensure that the confidential information received by the Commitment Parties from, or on behalf of, you in connection with the Transactions or any related transactions contemplated hereby may not be accessed by any persons or entities within the Participant Group who hold or may acquire shares in the Target or who are or may be otherwise interested in shares carrying voting rights in the Target, until the end of the offer period (as defined in the UK Takeover Code). The provisions of this paragraph (other than with respect to the Fee Letter and its contents) shall automatically terminate on the date that is two years following the date of this Bridge Commitment Letter unless earlier superseded by the Bridge Loan Documentation. In no event shall any disclosure of such information referred to above be made to any Disqualified Institution or any person who has not provided affirmative acknowledgement of its confidentiality obligations in accordance with the requirements established by the UK Takeover Panel.

Prior to the disclosure by us of customary market information related to the Bridge Facility to “Gold Sheets” and other similar trade publications, and to our publication of tombstones in any such trade publications relating to the Bridge Facility, we will present such materials for your prior approval (not to be unreasonably withheld or delayed) and you shall have consented thereto.

10. Miscellaneous.

This Bridge Commitment Letter shall not be assignable by any party hereto (except by us as expressly contemplated under Section 2 and Section 3 above) without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth herein, the non-party affiliates and the indemnified persons. Subject to Section 3 above, the Commitment Parties reserve the right to assign their respective obligations to their affiliates or to employ the services of their affiliates in fulfilling their obligations contemplated hereby. This Bridge Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This

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Bridge Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Bridge Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. This Bridge Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Bridge Facility and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to bridge financing which is the subject matter hereof.

This Bridge Commitment Letter, and any claim, controversy or dispute arising under or related to this Bridge Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Each of the parties hereto irrevocably agrees to waive, to the fullest extent provided by law, all right to trial by jury in any suit, action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Transactions or the other transactions contemplated hereby, this Bridge Commitment Letter, the Fee Letter or the performance by us or any of our affiliates of the services contemplated hereby.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Bridge Commitment Letter or the Fee Letter or the performance of services hereunder, (b) agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, federal court and (c) agrees that a final judgment in any such suit, action or proceeding may be enforced in other jurisdictions in any manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), we are required to obtain, verify and record information that identifies each of the Borrower and the Guarantors (collectively, the “Loan Parties”), which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify each Loan Party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for us and each Lender.

The Fee Letter and the indemnification, expense reimbursement, confidentiality, jurisdiction, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process, venue and syndication provisions (including the Flex Provisions) contained herein shall remain in full force and effect regardless of whether the Bridge Loan Documentation is executed and delivered and notwithstanding the termination or expiration of this Bridge Commitment Letter or the commitments hereunder; provided, that your obligations under this Bridge Commitment Letter (other than your obligations (a) under the second, third and fourth paragraphs of Section 3 hereof and the second to last sentence of Section 4 hereof, which shall survive only until the expiration of the Syndication Period (or, with respect to Section 4, if later, the Closing Date), at which time such obligations shall terminate and be of no further force and effect and (b) with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be of no further force and effect (and be, if applicable, superseded by the Bridge Loan Documentation) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time. Subject to the preceding sentence, you may terminate this Bridge Commitment Letter upon written notice to the Initial Lenders at any time.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Bridge Commitment Letter and the Fee Letter by returning to us executed counterparts of this Bridge Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on August 9, 2017. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time, on the earliest of (a) the date of the valid termination of the Acquisition, (b) the date of the closing of the Acquisition with or without the funding of the Bridge Facility and (c) March 31, 2018, then this Bridge Commitment Letter and the commitments hereunder shall automatically terminate unless we, in our sole discretion, agree to an extension.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ BARRY PRICE
Name:	Barry Price
Title:	Authorized Signatory

Signature Page to Commitment Letter

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ JUDITH E. SMITH
Name:	Judith E. Smith
Title:	Authorized Signatory

By:	/s/ D. ANDREW MALETTA
Name:	D. Andrew Maletta
Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ JEB SLOWIK
Name:	Jeb Slowik
Title:	Managing Director

Signature Page to Commitment Letter

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ JAMES GORMAN
Name:	James Gorman
Title:	Managing Director

Signature Page to Commitment Letter

Accepted and agreed to as of the date first above written:

VANTIV, LLC

By:	/s/ STEPHANIE FERRIS
Name:	Stephanie Ferris
Title:	Chief Financial Officer

Signature Page to Commitment Letter

SCHEDULE 1

BRIDGE FACILITY COMMITMENTS

Commitment Party	Bridge Facility Commitment Percentage
Morgan Stanley Senior Funding, Inc.	25%
Credit Suisse AG	50%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	25%

SCHEDULE 2

APPROVED ADDITIONAL ARRANGERS

See attached.

EXECUTION VERSION

EXHIBIT A

Project Chess

Transaction Summary

The Borrower intends, directly or indirectly, to acquire (the “Acquisition”) all of the outstanding equity interests of the entity previously identified to the Lead Arrangers as “Knight” (the “Target”). In connection therewith:

1)	the Borrower, Morgan Stanley, CS and JPMorgan Chase Bank, N.A. have entered into that certain Incremental Amendment No. 2 to the Existing Credit Agreement dated as of August 7, 2017 pursuant to which the lenders party thereto committed to provide an aggregate principal amount of $1,270,000,000 Incremental Term B Loans;

2)	the Borrower, Morgan Stanley, CS, MUFG and JPMorgan Chase Bank, N.A. have entered into that certain Incremental Amendment No. 3 to the Existing Credit Agreement dated as of the date hereof, pursuant to which the lenders party thereto committed to provide (i) an aggregate principal amount of $1,605,000,000 Incremental Term A Loans (such commitments, the “2017 Incremental Term A-4 Commitments”), (ii) an aggregate principal amount of $535,000,000 Incremental Term B Loans (such commitments, the “2017 Incremental Term B-1 Commitments”), (iii) an aggregate principal amount of $594,536,500 Incremental Term B Loans (such commitments, the “2017 Incremental Term B-2 Commitments”) and (iv) a Revolving Credit Commitment Increase in an aggregate amount of $350,000,000 (such commitments, the “2017 Incremental Revolving Credit Commitments”);

3)	the Borrower shall seek an amendment to the Existing Credit Agreement to, among other things, change the maximum Leverage Ratio set forth in Section 6.22(a) of the Existing Credit Agreement (the “Required Amendment”);

4)	if the Required Amendment has not become effective prior to the Closing Date, the Borrower may enter into a credit agreement substantially in the form of the Existing Credit Agreement (as amended by the 2017 Incremental Amendment No. 3 and effectuating the Required Amendment), in order to obtain senior secured credit facilities comprised of:

(a)	an up to $1,000,000,000 revolving credit facility, comprised of (x) $650,000,000 revolving credit commitments (such commitments, the “Replacement Revolving Commitments”) and (y) if applicable, $350,000,000 revolving credit commitments (such commitments, the “Backstop Incremental Revolving Commitments” and, together with the Replacement Revolving Commitments, the “Backstop Revolving Commitments”), in each case containing the terms set forth in that certain Backstop Commitment Letter (the “Backstop Commitment Letter”) between the parties hereto (collectively, the “Backstop Revolving Credit Facility”), provided that the revolving credit facilities described in the foregoing clauses (x) and (y) shall be one single revolving credit facility,

(b)	an up to $4,012,640,625 term A loan facility comprised of (x) an aggregate principal amount of $2,407,640,625 term A Loans (the commitments with respect thereto the “Replacement Term A Commitments”) and (y) if applicable, an aggregate principal amount of $1,605,000,000 term A Loans (the commitments with respect thereto the “Backstop Incremental Term A-4 Commitments”

Transaction Summary

Exhibit A – Page 3

and, together with the Replacement Term A Commitments, the “Backstop Term A Commitments”), in each case, containing the terms set forth in the Backstop Commitment Letter (collectively, the “Backstop Term A Facility”), provided that the loans described in the foregoing clauses (x) and (y) shall be one single tranche of term A loans; and

(c)	an up to $3,160,711,500 term B loan facility comprised of (w) an aggregate principal amount of $761,175,000 term B Loans (the commitments with respect thereto the “Replacement Term B Commitments”), (x) if applicable, an aggregate principal amount of $1,270,000,000 term B Loans (the commitments with respect thereto the “Backstop Rook Incremental Term B Commitments”), (y) if applicable, an aggregate principal amount of $535,000,000 term B Loans (the commitments with respect thereto the “Backstop Incremental Term B-1 Commitments”) and (z) if applicable, an aggregate principal amount of $594,536,500 term B Loans (the commitments with respect thereto, the “Backstop Incremental Term B-2 Commitments” and, together with the Replacement Term B Commitments, the Backstop Rook Incremental Term B Commitments and the Backstop Incremental Term B-1 Commitments, the “Backstop Term B Commitments” and together with the Backstop Revolving Commitments and the Backstop Term A Commitments, collectively, the “Backstop Commitments”), in each case, containing the terms set forth in the Backstop Commitment Letter (collectively, the “Backstop Term B Facility” and, together with the Backstop Revolving Credit Facility and the Backstop Term A Facility, the “Backstop Credit Facilities”), provided that the loans described in the foregoing clauses (x) and (y) shall be one single tranche of term B loans;

5)	The Borrower will issue senior unsecured debt securities (the “Notes”) yielding gross cash proceeds of up to $1,130,000,000 and/or borrow up to $1,130,000,000 under the Bridge Facility, less the amount of cash proceeds received from the issuance of Notes on or prior to the Closing Date.

6)	all existing third party debt for borrowed money of the Target will be repaid, redeemed, defeased, discharged, refinanced or terminated in full, and the Existing Credit Agreement will be repaid, refinanced or terminated in full, and all guarantees and liens in respect of the foregoing will be terminated and released (or arrangements reasonably satisfactory to the Administrative Agent shall be in place for the termination and release of such guarantees and liens) (the “Refinancing”) other than (i) to the extent the Backstop Term B loans in respect of the Backstop Incremental Term B-2 Commitments are not drawn on the Closing Date, the Target’s €500,000,000 3.75% Senior Notes due 2022 (the “Existing Target Notes”), (ii) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, surety bonds and short-term working capital facilities and (iii) certain other indebtedness that the Borrower and the Commitment Parties reasonably agree may remain outstanding after the Closing Date (the foregoing indebtedness, together with any replacements, extensions and renewals (in each case, that would otherwise be permitted by clauses (i) through (iii) above) of any such indebtedness that matures on or prior to the Closing Date, collectively, the “Permitted Surviving Debt”);

7)	the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions, including to fund any original issue discount (“OID”) and upfront fees (the “Transaction Costs”) will be paid; and

8)	the proceeds of the Bridge Facility will be used to effect the Refinancing and to pay all or a portion of the Transaction Costs.

The transactions described above are collectively referred to as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the consummation of the Acquisition, the satisfaction or waiver of the conditions set forth on Exhibit C, and the funding or effectiveness, as applicable, of the Bridge Facility and “Acquisition Closing Date” shall mean the date of consummation of the Acquisition.

Transaction Summary

Exhibit A – Page 4

EXHIBIT B

Project Chess

Bridge Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Bridge Facility. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Bridge Commitment Letter to which this Exhibit B is attached or on Exhibits A or C (including the Annexes hereto and thereto) attached thereto.

PARTIES

Borrower:	vantiv, LLC (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Bridge Commitment Letter.

Guarantors:	Substantially the same as under the Existing Credit Agreement on a senior unsecured basis; provided that no guarantee of the Bridge Facility shall be provided by Vantiv Holding, LLC. Such guarantees will automatically release upon the release of the corresponding guarantees of the Existing Credit Agreement and/or the Backstop Facilities (except in the case of repayment in full of any such facility).

Joint Lead Arrangers and Joint Bookrunners:	Morgan Stanley Senior Funding, Inc. and/or an affiliate (“Morgan Stanley”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., a member of MUFG, a global financial group (“MUFG”).

Administrative Agent:	Morgan Stanley (in such capacity, the “Bridge Administrative Agent”) in respect of the Bridge Facility for a syndicate of banks, financial institutions and other entities, including the Lenders, but excluding Disqualified Institutions, arranged by the Lead Arrangers and reasonably acceptable to the Borrower (together with the Initial Bridge Lenders, the “Bridge Lenders”), and will perform the duties customarily associated with such role.

Bridge Loans:	The Bridge Lenders will make senior unsecured loans (the “Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $1,130,000,000, pursuant to a senior unsecured increasing rate bridge facility (the “Bridge Facility”), and minus the gross cash proceeds from the issuance of Notes on or prior to the Closing Date (so long as the gross cash proceeds of Notes issued prior to the Closing Date are held in escrow under conditions that are not substantially more onerous than the conditions to funding the Bridge Loans).

Term Sheet – Bridge Facility

Exhibit B – Page 1

Availability:	The Bridge Lenders will make the Bridge Loans in a single drawing on the Closing Date substantially simultaneously with (a) the consummation of the Acquisition and (b) the initial funding under the Existing Credit Agreement and/or the Backstop Facilities.

Use of Proceeds:	The proceeds of the Bridge Loans will be used on the Closing Date to effect the Refinancing and to pay all or a portion of the Transaction Costs.

Ranking:	The Bridge Loans and guarantees will rank pari passu in right of payment with the senior indebtedness of the Borrower (including the loans and guarantees under the Existing Credit Agreement and/or the Backstop Facilities), and will not be secured.

Maturity:

All Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Maturity Date”). If any Bridge Loan has not been previously repaid in full on or prior to the Maturity Date, such Bridge Loan will be automatically converted into a senior unsecured term loan (each a “Senior Unsecured Term Loan”) due on the date that is eight years after the Closing Date (the “Extended Maturity Date”) having an equal principal amount and having the terms set forth in Annex I to this Term Sheet. The date on which Bridge Loans are converted into Senior Unsecured Term Loans is referred to as the “Conversion Date”. At any time on or after the Conversion Date, at the option of the applicable Bridge Lender, the Senior Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Unsecured Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II to this Term Sheet; provided that the Borrower may defer the first issuance of Senior Unsecured Exchange Notes until such time as the Borrower shall have received requests to exchange an aggregate of at least $100.0 million of the Senior Unsecured Term Loans for Senior Unsecured Exchange Notes; provided further that the Borrower may defer each subsequent issuance of Senior Unsecured Exchange Notes until such time as the Borrower shall have received requests to exchange an aggregate of at least $100.0 million (or, if less, the aggregate amount of remaining Senior Unsecured Term Loans) for Senior Unsecured Exchange Notes.

The Senior Unsecured Term Loans will be governed by the provisions of the Bridge Loan Documentation (as defined below) and will have the same terms as the Bridge Loans except as set forth in Annex I to this Term Sheet. The Senior Unsecured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth in Annex II to this Term Sheet.

The Senior Unsecured Term Loans and the Senior Unsecured Exchange Notes shall be pari passu with one another for all purposes.

Term Sheet – Bridge Facility

Exhibit B – Page 2

CERTAIN PAYMENT PROVISIONS

Interest Rates and Payments:	Interest for the first three-month period commencing on the Closing Date shall be payable at LIBOR (as defined below) for U.S. dollars (for interest periods of 1, 2, 3 or 6 months, as selected by the Borrower) plus 425 basis points (the “Initial Margin”). Thereafter, subject to the Total Cap (as defined in the Fee Letter), interest shall be payable at prevailing LIBOR for the interest period selected by the Borrower plus the Applicable Margin (as defined below) and shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to the initial three-month period for so long as the Bridge Loans are outstanding (except on the Conversion Date) (the Initial Margin plus each 50 basis point increase thereon described above, the “Applicable Margin”). “LIBOR” means the London interbank offered rate for dollars (or any successor thereto), adjusted for statutory reserve requirements; provided that LIBOR shall not be less than 1.00 % per annum. Notwithstanding anything to the contrary set forth above, at no time, other than as provided under the heading “Default Rate” below, shall the per annum yield payable on the Bridge Loans exceed the amount specified in the Fee Letter in respect of the Bridge Facility as the “Total Cap”.

Interest Payments:	Interest will be payable quarterly in arrears commencing on the date that is three months following the Closing Date and thereafter at the end of each subsequent three-month period for so long as the Bridge Loans are outstanding.

Default Rate:	With respect to overdue principal, interest and other overdue amounts, the applicable interest rate plus 2.00% per annum.

Mandatory Prepayment:	Consistent with the terms described under “Documentation” below and subject to mandatory prepayment provisions in the Existing Credit Agreement and/or the Backstop Facilities, the Borrower will be required to prepay the Bridge Loans at 100% of the outstanding principal amount thereof plus accrued and unpaid interest on a pro rata basis with: (i) the net cash proceeds from the issuance of the Notes and Securities (as defined in the Fee Letter) pursuant to a Securities Demand (as defined in the Fee Letter); (ii) the net proceeds from the issuance of any Refinancing Debt (to be defined and to include any unsecured debt securities and unsecured credit facilities) incurred by the Borrower or any of its restricted subsidiaries to replace or refinance the Bridge Loans; (iii) the net proceeds of any public equity issuances (except for equity contributed pursuant to employee stock plans and other exceptions to be agreed); and (iv) the net cash proceeds from any non-ordinary course asset sales by the Borrower or any of its restricted subsidiaries in excess of amounts reinvested (or committed to be reinvested) within 15 months (as long as an amount committed to be reinvested during such period is actually reinvested within 180 days of the end of such period), in each

Term Sheet – Bridge Facility

Exhibit B – Page 3

case with exceptions and baskets consistent with the standard set forth under “Documentation” below, including, but not limited to, exceptions and baskets no more restrictive than those applicable to the Existing Credit Facility; provided that in the case of an issuance of Securities (as defined in the Fee Letter) to any Lender (or any of its affiliates) or any person to whom a Lender participated an interest in the Bridge Loans (or any of such participant’s affiliates) (such Lenders, participants and affiliates, “Specified Bridge Parties”) pursuant to a Securities Demand at an issue price above the level that a Lender determines in good faith such Securities can be resold by such Lender to a good faith third party at the time of purchase, the net cash proceeds received by the Borrower and its subsidiaries in respect of such Securities acquired by such Specified Bridge Parties may, at the option of such Specified Bridge Party, be applied first to prepay the Bridge Loans of such Specified Bridge Party prior to being applied to prepay the Bridge Loans held by other Lenders on a pro rata basis.

Prepayments from non-United States subsidiaries’ asset sale proceeds will be limited under the Bridge Loan Documentation to the extent such prepayments would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation; provided that in any event, the Borrower shall use its commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such prepayments.

The Borrower will also be required to offer to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined in a manner consistent with the standard set forth under “Documentation” below) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.
DOCUMENTATION

Documentation:	The definitive documentation for the Bridge Facility will be negotiated in good faith and will be consistent with this Term Sheet and, subject to the foregoing consistent with and substantially similar to, with respect to the covenants and defaults as set out below, a precedent to be agreed between you and the Lead Arrangers. The definitive documentation shall reflect (a) the provisions of the Bridge Commitment Letter, and (b) in relation to any matter which is not or only partially dealt with in the Bridge Commitment Letter, provisions which are consistent with (but in any event shall be no more restrictive than) the corresponding provisions of the Existing Credit Agreement (taking account of and being modified fully as appropriate to reflect the terms set forth in the Bridge Commitment Letter and the

Term Sheet – Bridge Facility

Exhibit B – Page 4

Fee Letter, and taking into account differences related to the Borrower and its subsidiaries, including as to operational and strategic requirements of the Target, in light of their combined size, business, business practices and business plans), and with respect to those provisions reflecting credit agreement format (including representations and warranties), consistent with the Existing Credit Agreement with changes to reflect the technical aspects of the Bridge Facility and operational and administrative changes reasonably requested by the Bridge Administrative Agent, and in any event, will contain only those conditions to borrowing, prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Sheet (such documentation, the “Bridge Loan Documentation”). Notwithstanding the foregoing, the availability and initial funding of the Bridge Facility on the Closing Date shall not be subject to any conditions on the Closing Date other than as set forth in Section 6 of the Bridge Commitment Letter and on Exhibit C.

Representations and Warranties:	Usual and customary for facilities of this type, in any event no more restrictive than the Existing Credit Agreement and to be given on the Closing Date only.

Affirmative and Negative Covenants:	Usual affirmative and high-yield incurrence negative covenants customary for facilities of this type and in any event no more restrictive than the Existing Credit Agreement but, in respect of the Bridge Loans only prior to the Maturity Date (and subject to any requirements of the Existing Credit Agreement and/or the Backstop Facilities), including prohibitions on the incurrence of “ratio” debt, “acquisition” debt and “refinancing” debt, the creation of liens other than permitted liens and the payment of dividends using “leverage ratio”, “general” or “equity proceeds” baskets.

Financial Covenants:	None.

Events of Default:	Usual and customary for facilities of this type and in any event no more restrictive than the Existing Credit Agreement, including (subject to applicable grace periods) payments defaults on interest or principal, failures to comply with certain other obligations under the Bridge Loans, repudiation events of default, cross-defaults, the occurrence of unsatisfied final judgements against the Borrower or any of its restricted subsidiaries above a certain threshold, certain events of bankruptcy or insolvency and invalidity of guarantees.

Voting:	Usual and customary for facilities of this type and in any event no more restrictive than the Existing Credit Agreement. Amendments and waivers of the Bridge Loans will require the approval of Bridge Lenders holding more than 50% of the aggregate amount of the loans and commitments, except that the consent of (i) each affected Bridge Lender is required to amend, increase or extend its respective commitments and (ii) each Bridge Lender is required to (A) reduce amounts of or postpone the date for any scheduled payment of any

Term Sheet – Bridge Facility

Exhibit B – Page 5

principal, interest or fee, or extend the Maturity Date or the maturity date for the Senior Unsecured Term Loans (B) change certain thresholds in connection with amendments, supplements and waivers, (C) release all or substantially all of the collateral or the value of the guarantees and (D) changes to pro rata sharing provisions, in each case subject to certain exceptions.

Assignments and Participations:

Subject to the prior notification of the Bridge Administrative Agent, the Bridge Lenders will have the right to assign all or, subject to minimum amounts to be agreed, a portion of its Bridge Loans after the Closing Date; provided, however, that prior to the Maturity Date, unless a Demand Failure Event (as defined in the Fee Letter) or a payment or bankruptcy event of default has occurred and is at such time continuing, the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall be required with respect to any assignment if, subsequent thereto, the Lenders as of the date hereof would hold, in the aggregate, less than 51% of the outstanding Bridge Loans.

The Bridge Lenders will have the right to participate their Bridge Loans to other financial institutions; provided that no purchaser of participations shall have the right to exercise or to cause the selling Bridge Lender to exercise voting rights in respect of the Bridge Loans (except as to certain customary issues). Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Assignees and participants may not include Disqualified Institutions or natural persons. The identity of Disqualified Lenders will not be posted or distributed to any person, other than a distribution by the Bridge Administrative Agent to a Lender upon request.

Yield Protection and Taxes:	Consistent with the Existing Credit Agreement.

Expenses and Indemnification:	Consistent with the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Lead Arrangers:	Latham & Watkins LLP.

Term Sheet – Bridge Facility

Exhibit B – Page 6

Annex I to Exhibit B

Senior Unsecured Term Loans

Maturity:	The Senior Unsecured Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Unsecured Term Loans will bear interest at an interest rate per annum equal to the Total Cap (the “Senior Unsecured Term Loan Interest Rate”). Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the maturity date of the Senior Unsecured Term Loans, in each case payable in arrears and computed on the basis of a 360 day year.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as Bridge Loans.

Guarantees:	Same as Bridge Loans.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Conversion Date, the covenants, mandatory prepayments and defaults which would be applicable to the Senior Unsecured Exchange Notes, if issued, will also be applicable to the Senior Unsecured Term Loans in lieu of the corresponding provisions of the Bridge Loan Documentation.

Optional Prepayment:	The Senior Unsecured Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Governing Law:	New York.

Term Sheet – Bridge Facility

Annex I to Exhibit B

Annex II to Exhibit B

Senior Unsecured Exchange Notes

Issuer:	The Borrower will issue the Senior Unsecured Exchange Notes under an indenture which will not be qualified under the Trust Indenture Act of 1939, as amended. The Borrower, in its capacity as the issuer of the Senior Unsecured Exchange Notes, is referred to as the “Issuer”.

Principal Amount:	The Senior Unsecured Exchange Notes will be available only in exchange for the Senior Unsecured Term Loans on or after the Conversion Date. The principal amount of any Senior Unsecured Exchange Note will equal 100% of the aggregate principal amount of the Senior Unsecured Term Loan for which it is exchanged. In the case of any partial exchange, the initial minimum amount of Senior Unsecured Term Loans to be exchanged for Senior Unsecured Exchange Notes will equal $100.0 million of the aggregate principal amount of the Senior Unsecured Term Loans, and thereafter a minimum amount of $100.0 million (or, if less, the aggregate amount of remaining Senior Unsecured Term Loans) for any further exchanges.

Maturity:	The Senior Unsecured Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Unsecured Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

Ranking:	Same as Bridge Loans and Senior Unsecured Term Loans.

Guarantees:	Same as Bridge Loans and Senior Unsecured Term Loans.

Documentation:	Usual and customary for similar high-yield securities.

Offer to Purchase from Asset Sale Proceeds:	Usual and customary for similar high-yield securities but taking into account other mandatory prepayment provisions applicable to the Borrower in respect of such transactions.

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the Senior Unsecured Exchange Notes following the occurrence of a Change of Control (to be defined in a manner to be agreed) at a price in cash equal to 101% of the outstanding principal amount, in each case, plus accrued and unpaid interest, if any, to the date of repurchase, unless the Issuer shall redeem such Senior Unsecured Exchange Notes pursuant to the “Optional Redemption” section below.

Term Sheet – Bridge Facility

Annex II to Exhibit B – Page 1

Optional Redemption:	Except as set forth in the next three succeeding paragraphs, the Senior Unsecured Exchange Notes will be non-callable prior to the third anniversary of the Closing Date. Thereafter, each such Senior Unsecured Exchange Note may be redeemed, in whole or in part, at the option of the Issuer at a price equal to 100% of the aggregate principal amount redeemed plus accrued and unpaid interest, if any, plus a premium equal to one-half of the coupon on such Senior Unsecured Exchange Notes, with such premium declining ratably to zero on the date that is three years prior to the maturity date of such Senior Unsecured Exchange Notes.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Senior Unsecured Exchange Notes at a make-whole price based on the yield on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such Senior Unsecured Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon on such Senior Unsecured Exchange Notes; provided, however, that Senior Unsecured Exchange Notes in a principal amount equal to at least 50% of the aggregate principal amount of such Senior Unsecured Exchange Notes originally issued remain outstanding after such redemption.

Any Senior Unsecured Exchange Notes owned by any of the Committed Lenders or any affiliate thereof (other than asset management affiliates purchasing the Senior Unsecured Exchange Notes in the ordinary course of business as part of a regular distribution of the Senior Unsecured Exchange Notes, and excluding Senior Unsecured Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities) (that have not been resold by it at the time of notice of repurchase or redemption) may be repurchased or redeemed in whole or in part at the option of the Issuer at a price equal to 100% of the aggregate principal amount of Senior Unsecured Exchange Notes to be repurchased or redeemed plus accrued and unpaid interest, if any.

The optional redemption provisions will be otherwise consistent with the standard set forth under “Documentation” above.

Defeasance and Discharge Provisions:	Consistent with the standard set forth under “Documentation” above.

Modification:	Consistent with the standard set forth under “Documentation” above.

Term Sheet – Bridge Facility

Annex II to Exhibit B – Page 2

Registration Rights:	None. The Senior Unsecured Exchange Notes will be “Rule 144A for life”.

Right to Transfer Exchange Notes:	The holders of the Senior Unsecured Exchange Notes shall have the absolute and unconditional right to transfer such notes in compliance with applicable law to any third parties.

Covenants:	Incurrence based covenants consistent with the standard set forth under “Documentation” above, in no event more restrictive than the corresponding covenants in the Existing Credit Facility, and as adjusted for the acquisition of equity interests of the Target.

Events of Default:	Consistent with the standard set forth under “Documentation” above, and in no event more restrictive than the corresponding default provisions of the Existing Credit Facility.

Governing Law:	New York. No documentation shall be qualified under the Trust Indenture Act (the “TIA”) and the documentation shall not be subject to the TIA nor will it contain any provision corresponding to or similar to certain provisions of the TIA (including § 316(b) of the TIA) that would otherwise be applicable if the documentation were so qualified.

Term Sheet – Bridge Facility

Annex II to Exhibit B – Page 3

EXHIBIT C

Project Chess

Conditions Precedent

The availability and initial funding of the Bridge Facility shall be subject to the satisfaction (or waiver) of solely the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Bridge Commitment Letter to which this Exhibit C is attached or on Exhibits A and B (including the Annexes thereto) attached thereto.

1.	Substantially concurrently with the initial funding of the Bridge Facility on the Closing Date, the Borrower shall incur either (a) the full amount of the Backstop Credit Facilities or (b) the full amount of the 2017 Incremental Term Loans.

2.	The Administrative Agent shall have received each of the following:

(a)	copies of the certificate of formation, certificate of organization, operating agreement, articles of incorporation and bylaws, as applicable (or comparable organizational documents) of each Loan Party and any amendments thereto, certified in each instance by its Secretary, Assistant Secretary or Chief Financial Officer and, with respect to organizational documents filed with a Governmental Authority, by the applicable Governmental Authority;

(b)	copies of resolutions of the board of directors (or similar governing body) of each Loan Party approving and authorizing the execution, delivery and performance of the Bridge Loan Documentation to which it is a party, together with specimen signatures of the persons authorized to execute such documents on each Loan Party’s behalf, all certified as of the Closing Date in each instance by its Secretary, Assistant Secretary or Chief Financial Officer as being in full force and effect without modification or amendment;

(c)	copies of the certificates of good standing (if available) for each Loan Party from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable;

(d)	(A) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Sidley Austin LLP, special counsel to the Loan Parties and (B) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Baird Holm LLP, local counsel to Vantiv ISO, Inc. (f/k/a National Processing Company) in the state of Nebraska in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(e)	a certificate of the chief financial officer of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its restricted subsidiaries, on a consolidated basis, after giving effect to the Transactions, are solvent.

Conditions

Exhibit C – Page 1

3.	The Administrative Agent shall have received a copy of the Rule 2.7 Announcement.

4.	There is evidence of the consummation of the Acquisition, being:

(a)	if the Acquisition is effected by way of the Scheme, a certificate from the Borrower addressed to the Administrative Agent in agreed form: (A) confirming that the Scheme Order has been delivered to the Registrar of Companies of England and Wales and (B) attaching a copy of the Scheme Order; or

(b)	if the Acquisition is effected by way of the Offer, a letter from the Borrower addressed to the Administrative Agent in agreed form: (A) attaching copies of the Offer Documents including any press announcement released by the Borrower announcing that the Acquisition will be by way of an Offer and the terms and conditions of the Offer and (B) confirming that the Offer has been declared unconditional in all respects (other than, for the avoidance of doubt, any condition in the Offer requiring that the Offer has been completed).

5.	The Refinancing shall be consummated substantially concurrently with the initial funding of the Bridge Facility on the Closing Date.

6.	As to any Lender, it shall not be unlawful in any applicable jurisdiction for that Lender to perform any of their obligations to advance that credit extensions under the Bridge Facility (provided that each Lender shall use reasonable endeavors to avoid invoking this clause (6) (including transferring its commitments hereunder to an Affiliate not subject to the same restrictions and/or entering into any amendments to the Bridge Loan Documentation requested by the Borrower, provided that such amendments could not reasonably be expected to materially adversely affect the interests of (including as regards additional costs or reduced returns for) the applicable Lender under the Bridge Loan Documentation))

7.	All (a) fees required to be paid on the Closing Date pursuant to the Fee Letter and (b) expenses required to be paid on the Closing Date pursuant to the Bridge Commitment Letter to the extent invoiced at least two business day prior to the Closing Date (the “Invoice Date”), shall, in each case, have been paid (which amounts may be offset against the proceeds of the Bridge Facility); and

8.	The Administrative Agent shall have received, no later than 3 Business Days in advance of the Closing Date (or such later date as agreed by the Administrative Agent) all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least five (5) Business Days prior to the Closing Date by the Lenders through the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

9.	On or prior to the date hereof, one or more banking or investment banking institutions reasonably acceptable to the Lead Arrangers shall have been engaged to publicly sell or privately place the Notes and/or any other securities used to repay the Bridge Facility pursuant to the terms of the Engagement Letter.

Conditions

Exhibit C – Page 2

Annex I to Exhibit C

Form of Solvency Certificate

[•][•], 20[•]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•]1 (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [•], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt and liabilities (including subordinated and contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (iii) the capital of the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and as proposed to be conducted following the Closing Date; and (iv) the Borrower and its Restricted Subsidiaries, taken as a whole, have not incurred, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification Topic 450).

[Remainder of page intentionally left blank]

[1]	Describe Credit Agreement.

Form of Solvency Certificate – Page 1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[•]
Title:	[Chief Financial Officer/equivalent officer]

Form of Solvency Certificate – Page 2